Exhibit 99.1

                   Zumiez Inc. Reports May 2007 Sales Results

                   Net Sales Increased 51.6% to $22.7 Million

                 May 2007 Comparable Store Sales Increased 11.2%

     EVERETT, Wash.--(BUSINESS WIRE)--June 6, 2007--Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended June 2, 2007 increased 51.6% to $22.7 million, compared to $15.0 million for the four-week period ended May 27, 2006. The company's comparable store sales increased 11.2% for the four-week period, versus a comparable store sales increase of 18.2% in the year ago period.

     To hear the Zumiez prerecorded May sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number #6130350.

     About Zumiez Inc.

     Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. We currently operate 258 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.


     CONTACT: Investors:
              Integrated Corporate Relations
              David Griffith / Chad Jacobs, 203-682-8200